UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 24, 2005

RENAISSANCE LEARNING, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-22187	39-1559474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2911 Peach Street P.O. Box 8036 Wisconsin Rapids, Wisconsin (Address of principal executive offices)	54495-8036 (Zip code)

                    (715) 424-3636

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On January 25, 2005, Renaissance Learning, Inc., a Wisconsin corporation (the “Company” or “Renaissance”), issued a press release (the “Press Release”) announcing that it had entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of January 24, 2005, with AlphaSmart, Inc., a Delaware corporation (“AlphaSmart”), RLI Acquisition Corp., Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) and RLI Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “LLC”).  Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into AlphaSmart (the “Step One Merger”) and immediately thereafter AlphaSmart, as the surviving corporation of the Step One Merger, will merge with and into the LLC (the “Step Two Merger,” and together with the Step One Merger, the “Mergers”), with the LLC being the ultimate surviving entity in the Mergers.

Under the terms of the Merger Agreement, each AlphaSmart stockholder will receive $3.75 per share, in a transaction that is valued at approximately $57 million.  AlphaSmart stockholders will have the option to be paid in cash, stock or some combination of the two, subject to pro-ration so that the total consideration paid will aggregate no more than 45% stock and not less than 55% cash.

The respective boards of directors of the Company, AlphaSmart and Merger Sub and the manager of the LLC have each approved the Merger Agreement.  The transactions contemplated by the Merger Agreement are subject to customary closing conditions, including regulatory approvals and an AlphaSmart stockholder vote, and are expected to be completed in the second quarter of 2005.

Concurrently with the execution of the Merger Agreement, the Company and Merger Sub entered into stockholders voting agreements (the “Stockholders Voting Agreements”), dated as of January 24, 2005, with Ketan D. Kothari, Ketan D. Kothari, as trustee of the KSK AlphaSmart Trust, Manish D. Kothari, Manish D. Kothari, as trustee of the Kothari Children’s Trust, Joseph Barrus, Joseph Barrus, as trustee of the Barrus Family 2004 Irrevocable Trust, Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P. and Summit Investors III, L.P. (each, a “Stockholder,” and collectively, the “Stockholders”) pursuant to which each Stockholder has granted the Company a proxy to vote their shares of AlphaSmart common stock in favor of the Mergers.  The Stockholders own approximately 60% of AlphaSmart common stock.

The description of the above-referenced Press Release and agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the documents referred to above, copies of which are attached hereto as Exhibits 2.1, 99.1 and 99.2 and incorporated herein by reference.

Additional Information

AlphaSmart and Renaissance intend to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving AlphaSmart and Renaissance.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION.  Investors and security holders may obtain free copies of these documents and other documents filed with the SEC when they become available at the SEC's web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AlphaSmart at AlphaSmart's web site at www.alphasmart.com or by contacting AlphaSmart investor relations at IR@alphasmart.com or via telephone at (408) 355-1029.  Investors and security holders may obtain free copies of the documents filed with the SEC by Renaissance by directing such requests to Renaissance Learning, Inc., Attention: Corporate Secretary, 2911 Peach Street, P.O. Box 8036, Wisconsin Rapids, Wisconsin 54995 or via telephone at (715) 424-3636.

Renaissance, AlphaSmart and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AlphaSmart in connection with the merger transaction.  Information regarding directors and executive officers of AlphaSmart and Renaissance and their respective interests in the proposed transaction will be available in the proxy/prospectus of AlphaSmart and Renaissance described above and other relevant materials to be filed with the SEC.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization among Renaissance Learning, Inc., RLI Acquisition Corp., Inc., RLI Acquisition Sub, LLC and AlphaSmart, Inc. dated as of January 24, 2005 (pursuant to Item 601(b)(2) of Regulation S-K, the annex, exhibits and schedules to the Agreement and Plan of Merger and Reorganization have been omitted; a copy of such annex, exhibits and schedules will be supplementally provided to the Securities and Exchange Commission upon request).

99.1	Form of Stockholders Voting Agreements among Renaissance Learning, Inc., RLI Acquisition Corp., Inc. and certain stockholders of AlphaSmart, Inc. dated as of January 24, 2005.

99.2	Press Release dated January 25, 2005 (relating to announcement of the Agreement and Plan of Merger and Reorganization).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 24, 2005

RENAISSANCE LEARNING, INC.

By:  /s/ Mary T. Minch

Mary T. Minch

Vice President-Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger and Reorganization among Renaissance Learning, Inc., RLI Acquisition Corp., Inc., RLI Acquisition Sub, LLC and AlphaSmart, Inc. dated as of January 24, 2005 (pursuant to Item 601(b)(2) of Regulation S-K, the annex, exhibits and schedules to the Agreement and Plan of Merger and Reorganization have been omitted; a copy of such annex, exhibits and schedules will be supplementally provided to the Securities and Exchange Commission upon request).

99.1	Form of Stockholders Voting Agreements among Renaissance Learning, Inc., RLI Acquisition Corp., Inc. and certain stockholders of AlphaSmart, Inc. dated as of January 24, 2005.

99.2	Press Release dated January 25, 2005 (relating to announcement of the Agreement and Plan of Merger and Reorganization).